Exhibit 99.2

Breathe Ecig Corp. Shareholders Ratify Management's Restructuring Plan

March 15, 2016  --  New York, New York  --  Breathe Ecig Corp. (OTCQB:  BVAP) ("Breathe" or "the Company"), today announced that the Company’s shareholders approved management's restructuring plan to amend the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 500 million to 8 billion shares.  A Certificate of Amendment will now be filed with the Nevada Secretary of State.

The increase in the number of authorized shares will enable the Company to proceed with its plans to reduce and or settle a portion of its current outstanding liabilities as well as well as evaluate potential acquisition opportunities.  The Company is currently in negotiations with two convertible note holders to restructure approximately $300,000 of outstanding debt.

Breathe CEO, Mr. Seth M. Shaw expressed, "The Company’s short-term goals are to settle the liabilities incurred by the previous management team and consider alternative strategies to restore and enhance shareholder value."

Lastly, the Company was able to approve this increase in its authorized shares in an amount sufficient to issue the 85,832,640 shares of common stock to Giovanni and Peter Comito (collectively, "the Comitos") due to the Comitos under the previously disclosed Settlement Agreement.  Since this approval to increase the authorized occurred prior to May 9, 2016, the Company will be able to satisfy this provision of the Settlement Agreement without triggering the $4 million confession of judgement.

DISCLAIMER - Caution Concerning Forward Looking Statements

This press release contains statements that are "Forward-Looking" in nature (within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). All statements regarding the Company's financial position, potential, business strategy, plans and objectives for future operations are Forward-Looking statements. Many of these statements contain words such as "hopefully," "attempt," "goal," "aims," "may," "expect," "believe," "intend," "anticipate," "estimate," "continue," "would," "exceed," "should," "steady," "plan," "potential," "dramatic," and variations of such words and similar expressions identify Forward-Looking statements, but their absence does not mean that a statement is not a Forward-Looking statement. Because Forward-Looking statements involve future risks and uncertainties, there are many factors that could cause actual results to differ materially from those expressed or implied. The Company cannot predict the actual effect these factors will have on its results and many of the factors and their effects are beyond the Company's control. Any forward-looking statement made by the Company speaks only as of the date on which it is made. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, subsequent events or otherwise. Given these uncertainties, you should not rely on these forward-looking statements.

Information for the Educated InvestorFor further information regarding these and other risks related to Breathe eCigs' business, investors should consult Breathe eCigs' filings with the Securities and Exchange Commission, available at http://www.sec.gov.

ContactMr. Seth M. Shaw
Interim Chairman and Chief Executive Officer
Breathe eCig Corp.
Email:  seth@breathecig.com or sethsms47@aol.com
Cell: +1-917-796-9926